Back to Form 8-K
Exhibit 14.1

CODE OF CONDUCT
AND
BUSINESS ETHICS

WellCare Health Plans, Inc.

WellCare Health Plans, Inc.

CODE OF CONDUCT AND BUSINESS ETHICS

Table of Contents

I.	INTRODUCTION	3
	A. General Purpose	3
	B. Acknowledgment	4
	C. Training	4
II.	SEEKING ADVICE AND REPORTING CONCERNS	6
	A. When to Seek Advice	6
	B. Where to Go for Advice or to Report a Violation	6
	C. Non-Retaliation	7
III	AUDITS AND INVESTIGATIONS	8
IV.	DISCIPLINE	9
V.	OUR WORKPLACE	11
	A. Respect for All Associates	11
	B. Environment, Health and Safety	12
	C. Alcohol and Drug Use	13
VI.	OUR COMPANY	14
	A. Accurate Books and Records	14
	B. Accurate Medical Records and Information	15
	C. Records Retention	15
	D. Computer and Information Systems	16
	E. Safeguarding Physical and Intellectual Property	17
	F. Use of WellCare’s Assets	18
	G. Prohibition on Insider Trading	18
VII.	THE MARKETPLACE	19
	A. Conflicts of Interest	19
	B. Corporate Opportunities	21
	C. Proprietary and Confidential Information	22
	D. Business Courtesies, Gifts and Entertainment	24
	E. Bribes, Kickbacks and Illegal Inducements	27
	F. Fair Competition and Antitrust Laws	28
	G. Money Laundering Prevention and Combating Financing of Terrorism	29

	H. Government Reimbursement and the False Claims Act	29
	I. Procurement Integrity	30
	J. Ineligible Healthcare Providers	30
	K. Consultants, Agents and Representatives	30
	L. Marketing, Promotion and Enrollment	30
VIII.	MEDIA AND PUBLIC AFFAIRS	32
	A. Media and Public Relations	32
	B. Political Contributions and Activities	32
	C. Lobbying	32
	D. Quality of Care	33
	E. Responding to Government Audits, Inspections and Investigations	33
IX.	AMENDMENTS AND WAIVERS OF THIS CODE	35
ACKNOWLEDGMENT CODE OF CONDUCT AND BUSINESS ETHICS	36

WellCare Health Plans, Inc.

CODE OF CONDUCT AND BUSINESS ETHICS

I.	INTRODUCTION

A.           General Purpose

WellCare Health Plans, Inc., and its affiliates and subsidiaries (collectively, “WellCare” or the “Company”) is committed to the highest standards of excellence and professionalism in all of its endeavors.  This commitment applies to all aspects of our work, and the ethics and integrity with which we conduct our business.  It is vital to our sustained success.

This Code of Conduct and Business Ethics (hereinafter referred to as the “Code”) enunciates the basic principles governing our business activities and relationships.  The Code is based on the laws, rules, and regulations that apply to our work.  All directors, officers, and Associates of the Company must adhere to, and comply fully with, the Code.  Each and every one of us is accountable for understanding, and complying with, the Code, and for reporting, internally, any possible violations of the Code of which we become aware.

While the specific provisions of the Code cannot address every circumstance you may encounter, they underscore the basic principles that should guide all of our activities:  good judgment, personal honesty and sound business ethics.  The general guidelines of this Code, read together with WellCare’s Associate Handbook, help point us in the right direction and provide each director, officer and Associate with the Company’s expectations regarding business dealings.  Answering the following questions also may help you evaluate specific situations:

•	Will my action comply with the intent and purpose of WellCare’s policies and practices?

•	Will I compromise myself or the reputation of WellCare by this action if it becomes known to my supervisor, colleagues or friends?

•      Is this action honest in every respect?

•      Could this action appear inappropriate to others, even if it is ethical?

Regardless of the specific situation you face, the best course of action at all times is to be honest, forthright and loyal.

                B.            Acknowledgment

After reviewing carefully this Code, each director, officer and Associate must sign the acknowledgment on the last page of this document.  Please tear off this acknowledgment page and return it to the Chief Compliance Officer within five (5) business days from receipt of this Code.

                C.            Training

WellCare, under the guidance of its Chief Compliance Officer, will maintain and update training and monitoring programs to educate its directors, officers and Associates on the legal and regulatory requirements of their respective duties and positions, and to detect possible violations.  These programs may include additional written policies, informational handouts and memoranda or, when appropriate, training seminars in selected areas.  WellCare will continue to monitor and promote compliance with existing and new federal and state laws and regulations.

II.            SEEKING ADVICE AND REPORTING CONCERNS

                A.            When to Seek Advice

You should seek advice when you are unsure about an appropriate legal or ethical course of action.  If you have a question or concern about a particular practice or activity, you should not speculate as to the correct answer.  This includes situations when:

•      applicable policies seem difficult to interpret under the circumstances;

•      the relevant laws or standards are complex;

•      you have limited experience dealing with the subject matter; or

•      you find yourself in a “gray area” and need guidance.

WellCare directors, officers and Associates have a duty to report potential or suspected violations of this Code of Conduct.  This includes situations where you know or suspect a WellCare director, officer or Associate, or those with whom the Company does business, is about to engage in fraud or abuse, or any other illegal or unethical activity.  Failure to report misconduct may disqualify Associates from eligibility for raises or bonuses, or result in disciplinary action.

                B.            Where to Go for Advice or to Report a Violation

You may ask questions about reporting violations or raise the matter with:

1.             your immediate supervisor or manager;

2.             the Chief Compliance Officer;

3.             the General Counsel;

4.             the Human Resources Department; or

5.	the Chief Financial Officer, if related to financial, accounting or auditing matters.

If you wish to report a suspected violation of this Code anonymously, you may call the WellCare Hotline at 1-866-678-8355.  If you choose to reveal your identity, it will not be disclosed unless it becomes absolutely necessary during an investigation.  If you are uncomfortable using any of the procedures above for reporting violations or concerns, you may contact any Board member by writing to:

Ruben King-Shaw, Jr., Chairperson
Regulatory Compliance Committee
    of the Board of Directors
WellCare Health Plans, Inc.
8735 Henderson Road
Renaissance 2
Tampa, FL  33631-3386

                C.            Non-Retaliation

WellCare prohibits retaliation against any Associate for reporting in good faith a possible violation of this Code or of a law, rule or regulation.  Retaliation for reporting a federal offense is illegal under federal law.

In no event will WellCare take or threaten any action against you as a reprisal or retaliation for making a complaint or disclosing or reporting information in good faith.  However, if a reporting individual was involved in an improper activity, the individual may be disciplined appropriately, even if he or she was the one who disclosed the matter to WellCare.  In these circumstances, we may consider the decision to report the matter, and any subsequent cooperation, as mitigating factors in any disciplinary decision.

III.           AUDITS AND INVESTIGATIONS

All Associates have a duty to cooperate fully in all audits, inquiries, investigations or other reviews conducted by Internal Audit, the Corporate Compliance Department, the Office of the General Counsel, the Finance Department, Human Resources, the Board of Directors or any Committee thereof, and any of these entities’ outside advisors, consultants and/or counsel.

Full cooperation includes promptly, completely and truthfully complying with all requests for documents, information and interviews, including, but not limited to:

•	retaining and producing, as requested, all potentially relevant corporate data, documents, files and records;

•	attending interviews and responding completely and truthfully to any and all interview questions; and

•
where an audit, inquiry, investigation or other review is being conducted by an outside advisor, consultant or counsel, complying with that outside entity’s requests under the direction of the Office of General Counsel.

Failure to comply with this provision of the Code will lead to disciplinary action, up to and including termination.

IV.           DISCIPLINE

WellCare expects the conduct of its directors, officers and Associates to be governed by the highest ethical standards, good judgment and consideration of others.  Any act that may be considered to be contrary to the policy and purpose of the Code or harmful to another director, officer, Associate or the Company, may be cause for disciplinary actions.  Acts that are subject to immediate disciplinary action include, but are not limited to, the following:

1.	violating laws, regulations or WellCare’s Code of Conduct, policies or procedures;
2.	directing or encouraging others to violate laws, regulations, WellCare’s Code of Conduct, policies or procedures;
3.	failing to report known or suspected violations of laws, regulations, WellCare’s Code of Conduct, policies or procedures;
4.	interfering with or being uncooperative during an internal or external investigation; and
5.	retaliating against others for reporting a concern or violation.

Disciplinary actions for violations of the Code can include verbal or written reprimands, suspension or termination.  The severity of the corrective action will be determined by senior management in consultation with the Chief Compliance Officer, the Corporate Compliance Committee, the General Counsel and the Associate’s supervisor, as may be appropriate.  In some cases, WellCare may take corrective action against supervisors who fail to detect or report misconduct on the part of Associates or business partners under their supervision.

WellCare Associates also should be mindful that violations of laws, regulations or WellCare’s Code of Conduct, policies or procedures could trigger external legal action against you, your colleagues, and/or the Company.  Criminal or government enforcement action can include suspension or revocation of licenses, sanctions, monetary fines, criminal penalties, and imprisonment.

V.           OUR WORKPLACE

                A.            Respect for All Associates

We are a team, and our success depends on your contribution and ability to inspire the trust and confidence of your co-workers, supervisors and members.  Respect for the rights and dignity of others, and a dedication to the good of our Company, are essential.
It is WellCare’s policy, among other things:

•      to hire, pay, and assign work on the basis of qualifications and performance;
•	not to discriminate on the basis of race, religion, ethnicity, national origin, color, gender, age, citizenship, veteran’s status, marital status or disability;
•      to attract and retain a highly talented workforce;
•	to encourage skill growth through training and education and promotional opportunities;
•	to encourage an open discussion between all levels of Associates and to provide an opportunity for feedback from the top to the bottom and from the bottom to the top;
•	to prohibit any sexual, physical, verbal, or any other kind of harassment in the workplace;
•	to make the safety and security of our Associates while at Company facilities a priority;
•      to recognize and reward efforts that exceed our expectations; and
        •      to respect all workers’ rights to dignity and personal privacy by maintaining the protection of confidential Associate and member information, including protected health information.

                B.            Environment, Health and Safety

WellCare strives to protect the environment and the health and safety of its Associates through compliance with applicable health, safety, and environmental laws and regulations.  Each director, officer and Associate is also expected to comply with WellCare’s policies, programs, standards, and procedures, and report accidents, injuries, and unsafe equipment, practices, or conditions.

The possession or use of firearms or other weapons on Company premises is prohibited.
Safety can only be achieved through teamwork.  You must practice safety awareness by thinking defensively, anticipating unsafe situations and reporting unsafe conditions immediately.  A violation of a safety precaution is in itself an unsafe act.
Please observe the following precautions:

1.	Notify your direct manager of any emergency situations. If you are injured or become sick at work, no matter how slightly, you must inform your direct manager immediately.
2.	Use, adjust and repair machines and equipment only if you are trained and qualified.
3.	Get help when lifting or pushing heavy objects.
4.	Understand your job fully and follow instructions. If you are not sure of the safe procedure, don’t guess….ask your direct manager.
5.	Know your locations, contents and use of first aid and fire fighting equipment.
6.	Do not remove or disable any safety device or guards on equipment.

C.            Alcohol and Drug Use

WellCare strives to maintain a drug-free work environment.  Accordingly, the use of alcohol, illegal drugs or legal drugs that interfere with the ability to perform one’s work duties while on Company premises is prohibited.  The possession of illegal substances on Company premises also is prohibited.

VI.          OUR COMPANY

                A.            Accurate Books and Records

WellCare’s books, records and accounts must accurately and fairly reflect the business transactions and assets of WellCare.

No business records, including records pertaining to the provision of health care services, should ever be falsified or altered.  WellCare Associates also must not create or participate in creating records that have the effect of misleading or of concealing improprieties.  In particular, no one may directly or indirectly:

•      make or cause to be made a false or misleading statement or report;

•	fail to state, or cause another person to fail to state, any fact that, when omitted from a statement, renders that statement misleading; or

•	otherwise be dishonest or deceptive in recording business transactions or maintaining records.

If you are not sure about the accuracy or completeness of information, do not guess.  Do what you can to find the correct information or discuss the situation with your supervisor.

WellCare’s commitment to accurate financial books, records and reports extends to all transactions, including any payment or receipt of money, transfer of property, property interest, ownership or ownership interest or furnishing of services.  WellCare directors, officers and Associates have a duty to accurately document in the Company’s books and records profits, losses, financial transactions and matters involving its assets and business.  Further, all WellCare directors, officers and Associates shall ensure full, fair, accurate, timely and understandable disclosure in reports and documents that WellCare files with the Securities and Exchange Commission and in other public communications made by WellCare.

                B.            Accurate Medical Records and Information

WellCare’s medical records and information must be complete and accurate in all respects and maintained in material conformity with managed care practice standards and applicable requirements of any government authority having regulatory jurisdiction over WellCare.  You must ensure at all times that all billing policies, arrangements, medical records, protocols and instructions comply with reimbursement requirements under Medicare, Medicaid and other applicable medical reimbursement programs.

                C.            Records Retention

Company records retention policies establish consistent practices concerning how long records should be kept and when, in the normal course of business, they should be destroyed.  You must comply at all times with all records retention policies and with any document or record preservation notices.  Records must be maintained for the duration of assigned retention periods.  Records that are possibly relevant to litigation or a government investigation may not be destroyed until the matter has been concluded and the General Counsel has approved, in writing, of the destruction.  Destroying or altering documents with the intent to obstruct a pending or anticipated official government proceeding is a criminal act and could result in large fines and incarceration.

A record is any information, regardless of physical format, which has been created or received in the transaction of the Company’s business.  Physical format of a record includes hard copy, electronic, magnetic tape, disk, audio, video, optical image, etc.

                D.            Computer and Information Systems

As with other equipment and assets of WellCare, every employee is responsible for the appropriate use of telephones, computers and any WellCare issued mobile communications devices.  Except for limited, incidental personal use, such equipment may be used only for business purposes.  Personal use of electronic equipment and systems may be subject to access and usage restrictions.

Employees are prohibited from accessing, displaying, transmitting and/or downloading websites that contain sexually explicit, illegal or discriminatory content.

You should not expect a right to privacy in your e-mail or Internet use.  Subject to applicable local law, WellCare may review all electronic information and communications.  All WellCare equipment, systems or networks may be subject to monitoring.

WellCare will utilize standard system administration procedures to access, support, and maintain all electronic equipment and systems.  Should unique software be authorized and installed on computers to support project requirements, all applicable passwords or codes must be provided to the Information Technology (“IT”) Department to facilitate support.  WellCare will not be responsible for the maintenance or restoration of equipment or systems that have not been approved by the IT Department.

No one may access, or attempt to obtain access to, another individual’s or the Company’s electronic communications without appropriate authorization.

E.            Safeguarding Physical and Intellectual Property

Associates should use Company assets only for their intended use and as authorized.  In addition, WellCare Associates have the responsibility to protect Company assets against theft and misuse.  You are expected to demonstrate proper care when using WellCare’s property and equipment.  No property may be removed from the premises without proper authorization.  No information may be used or disclosed for a non-WellCare purpose without the authorization of an executive officer or unless required or mandated by law or regulation.

It is WellCare’s policy to respect the intellectual property and capital of members, suppliers, vendors, business partners, providers, and competitors.  WellCare will comply with applicable licensing, royalty, and rental agreements.

WellCare does not condone the illegal duplication of software or any copyrighted materials.  It is both illegal and unethical to engage in practices that violate copyright laws or licensing agreements.  WellCare requires that all Associates respect the rights conferred by such laws and agreements and refrain from making unauthorized copies of protected materials.

WellCare reserves the right to apply for patents, copyrights, trademarks or service marks for any invention or creation by Associates while at the Company’s place of business or in furtherance of a Company project.

F.            Use of WellCare’s Assets

All WellCare assets should be used only for legitimate business purposes.  You must protect WellCare’s assets and may not use any of WellCare’s assets for your own personal benefit or gain.

                G.            Prohibition on Insider Trading

In conducting WellCare business, we often learn material, non-public information about WellCare, its suppliers, providers, and other companies.  It is our duty to safeguard this information from improper use.  More specifically, it is against WellCare policy, and it is illegal to:

•      trade securities while in possession of material, non-public information; and

•	pass material, non-public information to anyone who may trade securities based on it or give others recommendation to buy or sell securities.

Additionally, Associates may not:

•      engage in speculative trading in securities of WellCare or its subsidiaries;

•      engage in hedging transactions using WellCare securities;

•      “short sell” WellCare securities; or

•	trade derivative securities, such as “put” or “call” options, swaps or collars related to WellCare securities.

Associates of certain business areas may be subject to pre-clearance requirements in regard to their personal trading activities.

VII.         THE MARKETPLACE

                A.           Conflicts of Interest

A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of WellCare.  It is your responsibility to avoid situations in which your personal interest could conflict with the interests of WellCare.

Conflicts of interest can arise in a variety of circumstances.  These may include situations in which an individual may receive funds, property or services from other parties in addition to the standard compensation received from WellCare, or in which an individual’s personal interests may conflict with those of WellCare.  In addition to conflicts of interest arising when your responsibilities at WellCare present an opportunity for personal gain apart from your normal compensation from WellCare, conflicts of interest may arise when you take action or have an interest that may make it difficult to perform your work on behalf of WellCare in an objective and effective manner.

You should also be mindful that federal, state and local governments also have specific restrictions and rules on conflicts of interest.  Please consult with your supervisor or a member of senior management if you have a question about one of these rules.

If you find yourself in a situation in which you believe a conflict of interest exists or may exist, you should seek guidance from the Chief Compliance Officer, the Corporate Compliance Department or Legal Services Area.

While it is not possible to describe every situation, the following are examples of potential conflicts of interest.

Financial Interests:

•	financial transactions involving a personal or financial interest that may affect WellCare;

•	financial interest in any business with which WellCare has a business relationship; and

•	acquiring real estate or any other interest the Associate knows or has reason to know that WellCare may be interested in purchasing.

A financial interest in the sense used above does not include ownership of a small number of publicly traded securities of a corporation.

Information:

•	obtaining or releasing confidential information or data concerning WellCare or its operations without proper authorization; and

•	using any non-public information in relation to the sale or purchase of stock or other securities.

Employment, Memberships and Business Relationships:

•
obtaining secondary employment with competitors or any company seeking to have a business relationship with WellCare.  (All WellCare Associates must disclose all outside employment to their supervisor or to members of senior management);

•	serving or accepting a position on the board of directors of another company, civic association, or non-profit organization without express written approval from senior management;

•	using relatives of current Associates in a sub-contracting arrangement, unless specifically cleared in advance;

•	hiring relatives of current Associates where the relative reports to or is evaluated by the other; and

•
using a former government employee on a project in which that individual personally participated while working for the government, unless the former government employee has fully complied with the relevant state “revolving door” statutes.  Questions regarding this policy should be directed to the Chief Compliance Officer or the General Counsel.

Political Activities:

•	exerting any form of coercion or using any form of inducement to pressure a fellow Associate into participating in or contributing to a political campaign.

B.           Corporate Opportunities

Each director, executive officer, senior financial officer, and Associate owes a duty to WellCare to advance WellCare’s legitimate business interests when the opportunity to do so arises.  Each director, executive officer, senior financial officer, and Associate is prohibited from taking for himself or herself or directing to a third-party a business opportunity that is discovered through the use of WellCare corporate property, information, or position, unless WellCare has already been offered and declined the opportunity.  More generally, directors, executive officers, senior financial officers, and Associates are prohibited from using corporate property, information, or position for personal gain and from competing with WellCare.

If you are asked to speak at a seminar or conference on a topic related to your business expertise or the Company’s business, you usually may do so if you have obtained approval from your supervisor.  Generally, however, you may not accept a speaking fee or honorarium when conducting Company business or for engagements which have been offered as a result of your position with WellCare.  You may, however, accept transportation, lodging and meals, or payment or reimbursement for transportation, lodging and meals, if you speak at an approved seminar or conference.  If you have questions about your ability to accept additional items relating to speaking engagements, please raise these questions with the Chief Compliance Officer or General Counsel.

C.            Proprietary and Confidential Information

Belonging to the Company:

All information pertaining to the operations, activities, and business affairs of the Company and our members and business associates must be kept confidential to the greatest extent possible.  Never disclose confidential information without prior approval.  Confidential information includes all non-public information that might be of use to competitors, or that might be harmful to WellCare or its members if disclosed.  Confidential and proprietary information about WellCare belongs to WellCare, must be treated with strictest confidence and is not to be disclosed to, or discussed with, others.

Belonging to Members:

As part of its business, WellCare receives medical information and other personal information from health care providers and members, including information related to members’ medical conditions and health status.  You must respect and preserve the confidentiality of all member health information, and other personal, confidential, or non-public information of our members.  All WellCare Associates, providers and vendors are required to abide by the rules and regulations of the Health Insurance Portability and Accountability Act (HIPAA), as well as any applicable state law, concerning the privacy of member health information and must do their part to protect it.  You may make use of such information only for purposes of carrying out your job responsibilities, and must comply with all safeguards established by the Company for this purpose.  Except as expressly permitted by the member and by federal and state law, you must not disclose such information to any third-party.

Belonging to Others:

You also must respect the confidentiality of information belonging to others, including, but not limited to, trade secrets and other information given in confidence by partners, suppliers, contractors, competitors, providers, members, or others, just as we protect our own confidential information.  However, certain restrictions involving the information of others may place an unfair burden on WellCare’s future business.  For that reason, you should consult with your supervisor to ensure appropriate agreements are in place prior to receiving any confidential third-party information.  Such agreements must reflect a balance between the value of the information received, and the logistical and financial costs of maintaining confidentiality of the information and limiting WellCare’s business opportunities.

Any confidential information that you possess from an outside source, such as a previous employer, must not, so long as such information remains confidential, be disclosed to or used by WellCare.  To the extent that you have entered into a valid and enforceable contract with a former employer containing confidentiality, non-solicitation or non-competition provisions, you should notify the Chief Compliance Officer about the contract and provide him or her with a copy of it.

Unsolicited confidential information submitted to WellCare should be refused, returned to the sender where possible, deleted if received via the Internet, and reported to your supervisor or a member of senior management.

D.            Business Courtesies, Gifts and Entertainment

Acceptance of Business Courtesies and Gifts:

WellCare prohibits accepting from vendors, suppliers, providers, contractors or members all gifts, money, loans, rewards, favors, or anything else of value that constitutes, or reasonably could be perceived as constituting, a bribe or other unfair business inducement.  You should not seek or accept personal gain, directly or indirectly, from anyone soliciting business from, or doing business with, the Company, or from any person or entity in competition with us.

Examples of such personal gains are gifts; non-business related trips; gratuities; favors; loans and guarantees of loans; excessive entertainment; or rewards.  However, you may accept occasional non-cash gifts which do not exceed $50.00.

If you receive an offer of money, or a gift that is of greater than nominal value or which you believe is intended to influence a business decision, you should decline the offer and report it to your supervisor.  You should always use your good judgment before accepting any business courtesy or gift, and in questionable cases, consult your supervisor.

Offering of Business Courtesies and Gifts:

WellCare’s primary business involves dealing with federal, state and local government officials and employees who are governed by strict rules with respect to business courtesies and gifts.  In order to ensure compliance with these rules, WellCare prohibits the offering of any gifts or business courtesies to any government official or employee, except as described below.  If a government official or employee requests or demands any such benefit, you should report this immediately to the General Counsel’s Office.

In a commercial setting, occasional modest business courtesies in connection with legitimate business discussions, and occasional gifts of nominal value that are intended to create good will and facilitate working relationships, may be permissible under certain conditions.  Gifts may not be offered to gain unfair advantage with vendors, suppliers, providers, contractors or members.  Money, or cash equivalents such as gift certificates or coupons, may never be offered as a gift under any circumstances.

With regard to any government official or employee, business courtesies and gifts may not be provided except that a government official or employee on Company property for a routine audit or other official business reasons may be provided with nominal refreshments and snacks such as soft drinks, coffee, cookies or donuts.

With regard to non-government officials or employees, business courtesies and gifts of the following types may be provided:

•	company advertising or promotional items of little intrinsic value (generally $15.00 or less) such as a coffee mug, a calendar, golf balls, or a similar item displaying the Company logo;

•	modest refreshments such as soft drinks, coffee and cookies in connection with business activities; or

•
occasional modest business-related meals valued at $20.00 or less per person, provided that such items do not in the aggregate exceed $50.00 for any person in a calendar year, and that no meals, regardless of value, may be provided in conjunction with a marketing or sales event involving current or potential members.

If you have any questions or are uncertain as to whether a proposed business courtesy or gift is appropriate, you should discuss the gift with your supervisor.

Acceptance of Entertainment:

You may not solicit entertainment from any individual or vendor, supplier, provider, contractor or member of the Company.  From time to time, you may accept modest entertainment, so long as it is reasonable, infrequent, in good taste and not extravagant or excessive.

If you receive an offer of entertainment that does not meet these standards, you should decline the offer and report it to your supervisor.  If you have any questions or uncertainty as to whether proposed entertainment is appropriate, you should discuss it with your supervisor.

Offering of Entertainment:

You may not offer or provide any entertainment to a government official or employee, or to an individual health care professional or employee of a health care provider.  As noted above, government officials and employees are subject to laws prohibiting acceptance of any such benefit.  In addition, WellCare believes that providing entertainment is neither a necessary nor appropriate aspect of its relationship with health care professionals and providers.

E.            Bribes, Kickbacks and Illegal Inducements

WellCare complies with applicable federal and state anti-kickback laws and regulations.  These laws generally prohibit giving or receiving “anything of value” that is intended to induce or reward patient referrals or encourage the purchase, lease order, or recommendation of an item or service that may be reimbursed under a government health care program, such as Medicare or Medicaid.  You may not offer, give, or accept money, gifts, loans, rewards, favors, or anything of value that constitutes, or reasonably could be perceived as constituting, a bribe or other improper business inducement.

“Anything of value” can take many forms beyond currency.  It includes entertainment, credits, free goods or services, forgiveness of a debt, sale or purchase of an item below market value, as well as compensation for unnecessary services or for legitimate services at a rate exceeding fair market value.

No illegal or improper payment from Company funds or assets will be made directly or indirectly by any director, officer, Associate or agent of WellCare.  This includes, but is not limited to, political or commercial bribery, kickbacks, and/or political contributions to government officials, candidates for office and public or private employees.

F.             Fair Competition and Antitrust Laws

WellCare complies with all applicable antitrust laws.  Anticompetitive behavior in violation of antitrust laws can result in criminal penalties, both for you and for the Company.

The following conduct could raise issues under the antitrust laws.  Do not engage in this conduct, and if you are asked to do so by a competitor, consult with your supervisor on how to proceed:

•	Entering into any agreement, understanding, or even discussion with a competitor regarding which providers the Company will contract with and any terms of those provider contracts.

•
Entering into any agreement, understanding, or even discussion with a competitor regarding which health plan offerings or other products or services the Company will sell, and the terms of such offerings, products or services.

In addition, certain contract terms can raise antitrust issues, and should be reviewed by counsel.  These include terms that involve exclusivity, make the agreement to provide one product or service conditioned on an agreement to provide another (e.g., an “all products” clause), or “most-favored nation” provisions.

More generally and apart from antitrust laws, WellCare prohibits taking unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealings.

G.	Money Laundering Prevention and Combating Financing of Terrorism

WellCare will comply with anti-money laundering and combating financing of terrorism laws and regulations.  WellCare prohibits any activity aimed at hiding the origin of unlawfully gained money.  If you suspect that WellCare has received a suspicious payment, you must report it immediately to your supervisor or a member of senior management.  WellCare will conduct its business only with reputable customers and vendors engaged in legitimate business activities, with money derived from legitimate sources.

H.           Government Reimbursement and the False Claims Act

As a provider of services under contracts with government programs, WellCare is subject to federal and state false claims acts which prohibit submission of a false claim or making a false record or statement in order to gain reimbursement from and/or avoid an obligation to a government sponsored program such as Medicare or Medicaid.  WellCare adheres to all applicable laws, rules, regulations and program requirements when filing or otherwise presenting any bid, bill or claim for payment, any cost or expenditure report, any encounter data or other medical record reports, or any other information to federal or state health programs.

If you have any uncertainty about the proper application of government program rules or requirements to any document prepared for submission to the government, or any questions about the accuracy or completeness of a submission, you have a responsibility to raise the issue with your supervisor, the Chief Compliance Officer, or the General Counsel’s Office.

I.              Procurement Integrity

WellCare will comply with all laws and regulations applicable to the procurement of goods and services.  WellCare will treat all parties with which it has a business relationship fairly and will conduct itself in an ethical manner when obtaining new business.  All proposals and contracting arrangements must accurately reflect WellCare’s experience and capabilities, and should be based on price, quality, service, and ability to meet WellCare’s or the other party’s needs.

J.             Ineligible Healthcare Providers

The government has the authority to exclude individuals and/or entities that have engaged in abuse or fraud from participation in Medicare, Medicaid and other federal and state healthcare programs.  WellCare will not employ or contract with any individual or entity that has been excluded from any government funded program.

K.            Consultants, Agents and Representatives

WellCare’s agents, representatives, and consultants must be willing to certify their compliance with the Company’s policies and procedures and must never be retained to circumvent our ethical and business standards.

L.            Marketing, Promotion and Enrollment

When marketing or promoting WellCare’s health plan offerings, WellCare representatives may not provide any information that is inaccurate or misleading.  Federal and state laws and regulations govern the marketing and promotion of health care plans, and very specific restrictions apply to marketing to beneficiaries of government programs such as Medicare and Medicaid.  For example, these laws and regulations may prescribe:

•      the format or setting in which information must (or may not) be presented;

•      the compensation that may be offered to marketing representatives; and

•	the manner or setting in which member enrollments may (or may not) be conducted, including whether or not gifts of nominal value may be offered to encourage attendance by prospective enrollees.

Anyone involved in marketing or promoting a WellCare plan, or participating in an enrollment, must be familiar with and comply with all applicable rules and regulations.

VIII.        MEDIA AND PUBLIC AFFAIRS

                A.            Media and Public Relations

Information disseminated about Wellcare must be full, fair, accurate, timely, consistent, and understandable.  For this reason, the Senior Director of Corporate Communications is responsible for the Company’s internal and external media communications, including communication with spokespersons in both routine and crisis situations.

B.            Political Contributions and Activities

WellCare encourages active participation in civic affairs and the political process as long as it is clear that the participating individuals are not speaking or acting on WellCare’s behalf.  You may participate in partisan political activities only in your individual capacities, on your own time and at your own expense.  Excluding situations in which you participate in political activities for the benefit of the Company, you must ensure that when participating in political activities in your individual capacities, you do not leave the impression that you speak or act for the Company.

Federal law and statutes of most states prohibit Wellcare from contributing to political candidates or political parties.  You are prohibited from using funds, facilities or other Company assets to support, either directly or indirectly, any political candidates or political parties inside or outside the United States.

C.            Lobbying

WellCare is committed to abiding by the laws and regulations relating to the lobbying of federal, state and local officials on its behalf, including reporting and certification requirements.  All lobbying activities and related expenditures must be pre-approved by the Senior Vice President of Government Relations and New Markets, or his or her designee.

D.           Quality of Care

WellCare is committed to providing quality care to all members, and is subject to federal and state laws intended to assure that members enrolled in government health care programs receive services appropriate to meet their needs.  You must remain aware of the need to arrange for the provision of quality care to all WellCare members and guard against the underutilization of care.  This means, among other things, that it is unacceptable to:

•      deny payment of claims that qualify and are authorized for coverage;

•	delay approval of, or fail to approve, timely submitted, medically necessary referrals; or

•	fail to contract with sufficient providers in a geographic area to meet the needs of enrollee membership, as defined by federal or state law.

E.             Responding to Government Audits, Inspections and Investigations

WellCare must abide by all applicable local, state and federal laws, regulations, rules, ordinances and restrictions, and respond fully and accurately to government audits, investigations, inspections and other requests for information.  Failure to do so may result in sanctions, penalties, fines, administrative, regulatory or legal action imposed for inaction, delays or failures to respond to government bodies.  It is the policy of our Company to cooperate with government agencies in their investigations.  To facilitate this policy, all Associates should bring the following to the immediate attention of senior management and the General Counsel’s Office:

•	requests or subpoenas to appear or testify before a grand jury, government agency, commission or legislative or administrative body;

•      notification of investigation by authorities responsible for enforcing laws;

•
non-routine inspections, visits, interview requests, and requests for Company Documents by any federal, state, local or foreign government or government agency (e.g., requests not in the course of normal project administration, requests from enforcement agencies, etc.); and

•	communications or notices received from government bodies or agencies imposing or threatening substantial fines, penalties or injunctive action.

IX.          AMENDMENTS AND WAIVERS OF THIS CODE

From time to time, WellCare may amend certain provisions of the Code.  Waivers of the Code may be granted by the Chief Compliance Officer or the General Counsel.  Any director or executive officer who believes that a waiver may be appropriate should discuss the matter with WellCare’s Chief Compliance Officer or its General Counsel.  Any waiver or amendment to this Code will be promptly disclosed to the extent required by applicable law or the New York Stock Exchange rules.

ACKNOWLEDGMENT CODE OF CONDUCT AND BUSINESS ETHICS

I hereby acknowledge that I have read, understand and will comply with the provisions of the WellCare Code of Conduct and Business Ethics.

I will seek guidance from, and raise concerns about possible violations of this Code with, my supervisor, senior management, or through the WellCare Hotline.  I am reporting the conflicts of interest below so that there may be full disclosure of any current conflicts of interest.

I will attend all required training seminars provided by WellCare throughout the course of the year.

____________________________	____________________________
Signature	Date

CONFLICTS OF INTEREST

I report the following conflicts of interest: